Exhibit 99.1

Novume Solutions Formed from KeyStone Solutions and Brekford Traffic Safety Merger

CHANTILLY, VA. — August 29, 2017 — (ACCESSWIRE) — Novume Solutions, Inc. (OTCQX: NVMM, NVMMP and NVMMW) (“Novume”) announced today that it completed the merger of KeyStone Solutions, Inc. (formerly OTCQB: KEES) ("KeyStone") and Brekford Traffic Safety, Inc. (formerly OTCQX: BFDI) (“Brekford”). With the merger, Novume commenced operations as a holding company for leading professional services firms.  Novume's focus is on firms that aggregate highly-specialized, difficult-to-find talent and have the scale and mass to deploy these resources quickly and efficiently.

Immediately following the merger, the pre-merger stockholders of KeyStone and Brekford will own approximately 80% and 20%, respectively, of Novume issued and outstanding capital stock on a fully-diluted basis. The merger will allow the combined companies to grow existing business through access to additional capital, sales, and distribution resources. Novume management believes that through partnering, expanded distribution and strategic direction, it can create value for the combined entity’s shareholders.

Novume Approved for Trading on the OTCQX

Novume’s Common Stock, Series A Preferred Stock and Unit Warrants were approved for trading on the OTCQX Best Market of the OTC Markets Group, Inc. (“OTCQX”) under the symbols “NVMM”, “NVMMP” and “NVMMW”, respectively, effective August 29, 2017.

Appointment of Christine Harada as Independent Director

The Novume board of directors appointed Christine Harada, 44, as a member of the board, effective with the merger and she will serve as an independent director. Ms. Harada previously served as the Federal Chief Sustainability Officer from November 2015 through January 2017. Prior to that, Ms. Harada was the Acting Chief of Staff of the U.S. General Services Administration (“GSA”) from March 2015 through November 2015. While at the GSA, Ms. Harada also served as Associate Administrator, Government-wide Policy and Chief Acquisition Officer for the GSA from June 2014 through February 2015. Ms. Harada’s private sector experience includes serving as Global Manager, Transformation/Large Scale Change Practice at the Boston Consulting Group from May 2013 through June 2014, and experience as a principal at Booz Allen Hamilton from January 2004 through April 2013. Ms. Harada holds an MA, International Studies and an MBA, Finance from the Lauder Institute and the Wharton School at the University of Pennsylvania, respectively. She also holds an MS Aeronautics/Astronautics and a BS Aeronautics/Astronautics from Stanford University and the Massachusetts Institute of Technology, respectively.

“Christine brings to the Novume board more than twenty years of success in leading government and management consulting organizations. She combines that experience with extensive expertise in business strategy and translating strategy into operational excellence," said Jim McCarthy, Novume Chairman of the Board.

Carl Kumpf Appointed as Chief Financial Officer

Concurrent with the merger, Carl Kumpf was appointed as Novume’s Chief Financial Officer effective immediately. Prior to joining Novume, Mr. Kumpf co-founded Integral Financial Group (“IFG”) in 2005 and has served as the principal and Chief Executive Officer. As a principal and CEO of IFG, Mr. Kumpf served as the external accounting advisor to several IPOs and as the interim CFO/Controller for several private high-tech and services companies and oversaw the successful first-year implementation of Sarbanes-Oxley compliance procedures for a large government contractor. Mr. Kumpf also served the Chief Accounting Officer at InPhonic, Inc. from September 2004 through October 2015. Prior to InPhonic, from May 2002 through April 2004, he was the Chief Financial Officer for MorganFranklin Corporation.  Mr. Kumpf holds a B.B.A in Accounting from the College of William and Mary. He is a CPA in the Commonwealth of Virginia. Mr. Kumpf is a past chairman of the News Media Internal Auditor Association, a member of the AICPA and a member of the Virginia State Society of CPAs.

"Carl's pubic company experiences will be invaluable as Novume seeks additional capital to deliver on its growth strategy. In addition to adding to Novume's executive management team, bringing Carl on board will allow Riaz to focus on Novume's acquisition strategy and subsidiary operations, a role for which he's well suited," stated Robert Berman, Novume CEO.

Riaz Latifullah Appointed as Executive Vice President of Corporate Development

Also concurrent with the merger, Riaz Latifullah was named as Novume’s Executive Vice President of Corporate Development. Mr. Latifullah served as the KeyStone’s Chief Financial Officer from KeyStone's inception in early 2016 through the KeyStone merger with Brekford. Following the merger, KeyStone’s other executive officers Robert Berman, CEO, Harry Rhulen, President, and Suzanne Loughlin, Chief Administrative Officer and General Counsel, transitioned to similar roles with Novume.

About Novume Solutions, Inc.

Novume is a holding company of leading professional services firms. These firms aggregate highly-specialized, difficult-to-find talent and have the scale and systems to deploy that talent efficiently at the enterprise-level at a moment’s notice. Novume is focused on the logistics of procuring highly-specialized human resources and delivering critical definitive knowledge to the right place at the right time. Whether we manage our client’s workforce or provide them with the tools to manage their own success, they need exceptional people with distinctive experience. We do that.

Novume subsidiaries have had a history of success dating as far back as 1983 and their clients include 87 of the top-100 federal contractors as well as numerous Fortune 100 companies.

For more information, please visit Novume.com.

Forward-Looking Statements

This press release includes statements concerning Novume Solutions, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Contacts
Novume Solutions, Inc.
Carl Kumpf, CFO
info@novume.com

SOURCE: Novume Solutions, Inc.

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